Exhibit 99.1.

Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2009	2008
(in thousands, except number of shares)	September 30,	December 31,	September 30,

Assets
Cash and due from banks	$1,882,108	$806,693	$901,239
Federal funds sold and securities purchased under resale agreements	—	37,975	269,519
Interest bearing deposits in banks	397,941	292,561	298,297
Trading account securities	121,366	88,677	998,249
Loans held for sale	530,861	390,438	286,751
Investment securities	8,503,150	4,384,457	4,565,064
Loans and leases	37,304,094	41,092,165	41,191,723
Allowance for loan and lease losses	(1,031,971)	(900,227)	(720,738)

Net loans and leases	36,272,123	40,191,938	40,470,985

Bank owned life insurance	1,402,134	1,364,466	1,353,400
Premises and equipment	496,280	519,500	527,798
Goodwill	443,648	3,054,985	3,056,386
Other intangible assets	302,612	356,703	375,914
Accrued income and other assets	2,160,436	2,864,466	1,556,987

Total Assets	$52,512,659	$54,352,859	$54,660,589

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$39,829,057	$37,943,286	$37,569,056
Short-term borrowings	852,076	1,309,157	1,974,368
Federal Home Loan Bank advances	920,045	2,588,976	3,483,001
Other long-term debt	2,434,858	2,331,632	2,497,002
Subordinated notes	1,674,054	1,950,097	1,864,728
Accrued expenses and other liabilities	1,127,463	1,000,805	896,674

Total Liabilities	46,837,553	47,123,953	48,284,829

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares —
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	1,320,898	1,308,667	—
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value and liquidiation value per share of $1,000	362,507	569,000	569,000
Common stock —
Par value of $0.01 and authorized 1,000,000,000 shares	7,154	3,670	3,670
Capital surplus	6,723,923	5,322,428	5,228,381
Less treasury shares at cost	(11,827)	(15,530)	(15,501)
Accumulated other comprehensive income (loss):
Unrealized losses on investment securities	(103,010)	(207,756)	(207,816)
Unrealized gains on cash flow hedging derivatives	50,311	44,638	(13,450)
Pension and other postretirement benefit adjustments	(159,143)	(163,575)	(45,411)
Retained (deficit) earnings	(2,515,707)	367,364	856,887

Total Shareholders’ Equity	5,675,106	7,228,906	6,375,760

Total Liabilities and Shareholders’ Equity	$52,512,659	$54,352,859	$54,660,589

Common shares issued	715,409,524	366,972,250	366,970,661
Common shares outstanding	714,469,066	366,057,669	366,068,762
Treasury shares outstanding	940,458	914,581	901,899
Preferred shares issued	1,967,071	1,967,071	569,000
Preferred shares outstanding	1,760,578	1,967,071	569,000
See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Interest and fee income
Loans and leases
Taxable	$476,832	$600,340	$1,462,647	$1,863,556
Tax-exempt	3,184	1,388	7,741	4,899
Investment securities
Taxable	64,955	55,042	180,445	163,500
Tax-exempt	1,356	7,497	7,454	22,375
Other	7,519	21,461	28,520	81,484

Total interest income	553,846	685,728	1,686,807	2,135,814

Interest expenses
Deposits	161,593	219,086	525,243	721,734
Short-term borrowings	564	7,604	1,825	38,545
Federal Home Loan Bank advances	2,170	23,435	11,118	83,080
Subordinated notes and other long-term debt	26,700	46,967	98,398	137,129

Total interest expense	191,027	297,092	636,584	980,488

Net interest income	362,819	388,636	1,050,223	1,155,326
Provision for credit losses	475,136	125,392	1,180,680	334,855

Net interest (loss) income after provision for credit losses	(112,317)	263,244	(130,457)	820,471

Service charges on deposit accounts	80,811	80,508	226,042	232,806
Brokerage and insurance income	33,996	34,309	105,996	106,563
Trust services	25,832	30,952	76,364	98,169
Electronic banking	28,017	23,446	74,978	67,429
Bank owned life insurance income	13,639	13,318	40,817	41,199
Automobile operating lease income	12,795	11,492	39,139	26,681
Mortgage banking income (loss)	21,435	10,302	87,680	15,741
Net (losses) gains on sales of investment securities	16,208	(73,790)	34,459	(70,288)
Impairment losses on investment securities:
Impairment losses on investment securities	(53,307)	—	(145,359)	—
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	34,725	—	103,253	—

Net impairment losses on investment securities	(18,582)	—	(42,106)	—
Other income	41,901	37,320	117,730	121,739

Total non-interest income	256,052	167,857	761,099	640,039

Personnel costs	172,152	184,827	519,819	586,761
Outside data processing and other services	37,999	32,386	109,697	96,933
Net occupancy	25,382	25,215	79,000	85,429
OREO and foreclosure expense	38,968	9,113	75,379	25,284
Equipment	20,967	22,102	62,663	71,636
Amortization of intangibles	16,995	19,463	51,247	57,707
Professional services	18,108	12,234	51,220	33,183
Marketing	8,259	7,049	23,975	23,307
Automobile operating lease expense	10,589	9,093	32,920	20,799
Telecommunications	5,902	6,007	17,880	19,116
Printing and supplies	3,950	4,316	11,673	14,695
Goodwill impairment	—	—	2,606,944	—
Other expense	41,826	7,191	68,431	52,430

Total non-interest expense	401,097	338,996	3,710,848	1,087,280

(Loss) income before income taxes	(257,362)	92,105	(3,080,206)	373,230
(Benefit) provision for income taxes	(91,172)	17,042	(355,714)	69,747

Net (loss) income	$(166,190)	$75,063	$(2,724,492)	$303,483

Dividends on preferred shares	29,223	12,091	145,467	23,242

Net (loss) income applicable to common shares	$(195,413)	$62,972	$(2,869,959)	$280,241

Average common shares — basic	589,708	366,124	471,958	366,188
Average common shares — diluted	589,708	367,361	471,958	367,268

Per common share
Net (loss) income — basic	$(0.33)	$0.17	$(6.08)	$0.77
Net (loss) income — diluted	(0.33)	0.17	(6.08)	0.76
Cash dividends declared	0.0100	0.1325	0.0300	0.5300
See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

										Accumulated
	Preferred Stock									Other
	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total

Nine Months Ended September 30, 2008:
Balance, beginning of period	—	$—	—	$—	367,001	$3,670	$5,237,783	(739)	$(14,391)	$(49,611)	$771,689	$5,949,140
Cumulative effect of change in accounting principle for fair value of assets and libilities, net of tax of ($803)											1,491	1,491
Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations, net of tax of $4,324										(3,834)	(4,195)	(8,029)
Cumulative effect of change in accounting principle for noncontrolling interests											1,950	1,950

Balance, beginning of period — as adjusted	—	—	—	—	367,001	3,670	5,237,783	(739)	(14,391)	(53,445)	770,935	5,944,552
Comprehensive Income:
Net income											303,483	303,483
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized gains, net of tax of $108,048										(197,805)		(197,805)
Unrealized losses on cash flow hedging derivatives, net of tax of $9,694										(18,003)		(18,003)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($843)										1,565		1,565
Prior service costs, net of tax of ($253)										470		470
Transition obligation, net of tax of ($291)										541		541

Total comprehensive income												90,251

Issuance of preferred stock			569	569,000			(18,866)					550,134
Cash dividends declared:
Common ($0.53 per share)											(193,998)	(193,998)
Preferred Series A ($40.847 per share)											(23,242)	(23,242)
Recognition of the fair value of share-based compensation							10,544					10,544
Other share-based compensation activity					(30)	—	(674)				(195)	(869)
Other							(406)	(163)	(1,110)		(96)	(1,612)

Balance, end of period	—	$—	569	$569,000	366,971	$3,670	$5,228,381	(902)	$(15,501)	$(266,677)	$856,887	$6,375,760

Nine Months Ended September 30, 2009:
Balance, beginning of period	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$365,599	$7,227,141
Cumulative effect of change in accounting principle for noncontrolling interests											1,765	1,765
Balance, beginning of period — as adjusted	1,398	1,308,667	569	569,000	366,972	3,670	5,322,428	(915)	(15,530)	(326,693)	367,364	7,228,906
Comprehensive Income:
Net loss											(2,724,492)	(2,724,492)
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities, net of tax of $1,907										(3,541)	3,541	—
Non-credit-related impairment losses on debt securities not expected to be sold, net of tax of $36,139										(67,114)		(67,114)
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized gains, net of tax of ($95,528)										175,401		175,401
Unrealized gains on cash flow hedging derivatives, net of tax of ($3,055)										5,673		5,673
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($1,831)										3,400		3,400
Prior service costs, net of tax of ($265)										492		492
Transition obligation, net of tax of ($291)										540		540

Total comprehensive loss												(2,606,100)

Issuance of common stock					307,008	3,069	1,137,657					1,140,726
Conversion of Preferred Series A stock			(206)	(206,493)	41,072	411	262,117				(56,035)	—
Amortization of discount		11,931									(11,931)	—
Cash dividends declared:
Common ($0.03 per share)											(14,859)	(14,859)
Preferred Series B ($37.50 per share)											(52,428)	(52,428)
Preferred Series A ($63.75 per share)											(25,073)	(25,073)
Recognition of the fair value of share-based compensation							5,128					5,128
Other share-based compensation activity					358	4	652				(813)	(157)
Other		300					(4,059)	(25)	3,703		(981)	(1,037)

Balance, end of period	1,398	$1,320,898	363	362,507	715,410	$7,154	$6,723,923	(940)	$(11,827)	$(211,842)	$(2,515,707)	$5,675,106

See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2009	2008

Operating activities
Net (loss) income	$(2,724,492)	$303,483
Adjustments to reconcile net (loss) income to net cash provided by operating activites:
Impairment of goodwill	2,606,944	—
Provision for credit losses	1,180,680	334,855
Depreciation and amortization	160,473	181,253
Increase (decrease) in accrued income taxes
Change in current and deferred income taxes	(243,482)	210
Mortgage servicing rights valuation adjustment
Net sales of trading account securities	818,403	34,496
Originations of loans held for sale	(3,907,458)	(2,379,803)
Principal payments on and proceeds from loans held for sale	3,736,250	2,526,903
Other, net	211,230	(28,801)

Net cash provided by operating activities	1,838,548	972,596

Investing activities
(Increase) decrease in interest bearing deposits in banks	(294,238)	5,145
Proceeds from:
Maturities and calls of investment securities	564,433	319,625
Sales of investment securities	2,836,072	546,169
Purchases of investment securities	(7,099,257)	(1,315,393)
Net proceeds from sales of loans	949,398	471,362
Net loan and lease activity, excluding sales	1,500,544	(1,803,047)
Purchases of operating lease assets	(119)	(198,693)
Proceeds from sale of operating lease assets	7,647	20,383
Purchases of premises and equipment	(32,672)	(44,890)
Proceeds from sales of other real estate	39,733	42,412
Other, net	4,207	14,097

Net cash used for investing activities	(1,524,252)	(1,942,830)

Financing activities
Increase (decrease) in deposits	1,895,145	(178,316)
Decrease in short-term borrowings	(375,011)	(846,866)
Maturity/redemption of subordinated notes	(151,942)	(76,659)
Proceeds from Federal Home Loan Bank advances	206,286	1,557,114
Maturity/redemption of Federal Home Loan Bank advances	(1,875,534)	(1,158,046)
Proceeds from issuance of long-term debt	598,200	887,111
Maturity/redemption of long-term debt	(578,072)	(358,730)
Dividends paid on preferred stock	(82,084)	(11,151)
Dividends paid on common stock	(49,349)	(231,976)
Net proceeds from issuance of preferred stock	—	550,134
Net proceeds from issuance of common stock	1,135,662	—
Other, net	(157)	(869)

Net cash provided by financing activities	723,144	131,746

Increase in cash and cash equivalents	1,037,440	(838,488)
Cash and cash equivalents at beginning of period	844,668	2,009,246

Cash and cash equivalents at end of period	$1,882,108	$1,170,758

Supplemental disclosures:
Income taxes refunded (paid)	$112,232	$(69,538)
Interest paid	686,077	992,116
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	5,185	38,784
Preferred stock dividends accrued, paid in subsequent quarter	16,635	12,091
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 — Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2008 Annual Report on Form 10-K (2008 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
Certain amounts in the prior-period financial statements have been reclassified to conform to the current period presentation.
For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”
In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued on November 9, 2009. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the Securities and Exchange Commission. In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.
Note 2 — Subsequent Events
On October 2, 2009, Huntington assumed the deposits and certain assets of Warren Bank located in Macomb County, Michigan from the Federal Deposit Insurance Corporation (FDIC). Under the agreement, approximately $409.5 of deposits and $61.9 million of assets (primarily cash and due from banks and investment securities) were transferred to Huntington for consideration including a premium for the deposits of $0.9 million. The FDIC transferred cash to Huntington for the difference between the assets purchased and the liabilities assumed net of the premium. The assets and liabilities will be appraised and marked to market as of the purchase date for future filings.
On October 22, 2009, Huntington announced an offer to purchase certain subordinated notes issued previously by the Bank. The offer established the cash prices that would be paid for each of the subordinated note issuances, and established a maximum amount available for purchase of up to $400 million of principal outstanding. Through November 4, 2009, the “Early Tender Date”, Huntington had received tenders of these subordinated notes having an aggregate principal amount of $370 million. Based on the terms and conditions of the offer, and the amount of tenders received through the “Early Tender Date”, Huntington anticipates a pretax gain of approximately $80 million — $90 million, including the impact of fair value adjustments from hedge accounting, will be recorded in the 2009 fourth quarter.
Beginning January 1, 2010, there will be changes to the way the future early and normal retirement benefit is calculated under the Huntington Bancshares Retirement Plan (Retirement Plan). While these changes will not affect the benefit earned under the Retirement Plan through December 31, 2009, there will be a reduction in future benefits. Employees hired (or rehired) January 1, 2010, or later will not be eligible to participate in the Retirement Plan. Also, employees that retire on or after March 1, 2010, will no longer receive a subsidy for medical coverage under the Post-Retirement Benefit Plan. The changes to the Retirement Plan will be a negative plan amendment and amortized over an appropriate period. The elimination of retiree medical subsidy and life insurance benefits will result in both a negative plan amendment and curtailment.

Note 3 —Accounting Standards Update
FASB Accounting Standards Codification (ASC) Topic 810 — Consolidation (Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51) (ASC 810). This accounting guidance was originally issued in December 2007 and is now included in ASC 810. The guidance requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The guidance is effective for fiscal years beginning on or after December 15, 2008. The adoption of this guidance did not have a material impact on Huntington’s condensed consolidated financial statements.
ASC Topic 805 — Business Combinations (Statement No. 141 (Revised 2008), Business Combinations) (ASC 805). This accounting guidance was originally issued in December 2007 and is now included in ASC 805. The guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. The guidance requires prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. The Franklin restructuring transaction described in Note 4 was accounted for under this guidance.
ASC Topic 944 — Financial Services — Insurance (Statement No. 163, Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60) (ASC 944). This accounting guidance was originally issued in May 2008 and is now included in ASC 944. This guidance requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. The guidance also clarifies the recognition and measurement criteria to be used to account for premium revenue and claim liabilities in financial guarantee insurance contracts. The guidance also requires expanded disclosures about financial guarantee insurance contracts. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of this guidance did not have a material impact on the Huntington’s condensed consolidated financial statements.
ASC Topic 320 — Investments — Debt and Equity Securities (FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) (ASC 320). This accounting guidance was originally issued in April 2009 and is now included in ASC 320. The guidance amends the previous other-than-temporary impairment (OTTI) guidance for debt securities and included additional presentation and disclosure requirements for both debt and equity securities. The guidance is effective for interim reporting periods ending after June 15, 2009. The adoption this guidance requires an adjustment to retained earnings and other comprehensive income (OCI) in the period of adoption to reclassify non-credit related impairment to OCI for securities that the Company does not intend to sell (and will not more likely than not be required to sell). The adoption resulted in the reclassification of $3.5 million (net of tax) from retained earnings to OCI. (See Condensed Consolidated Statements of Shareholders’ Equity and Note 9).
ASC Topic 820 — Fair Value Measurements and Disclosures (Staff Position (FSP) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly) (ASC 820). This accounting guidance was originally issued in April 2009 and is now included in ASC 820. The guidance reaffirms the exit price fair value measurement concept and also provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. The guidance is effective for interim reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Huntington’s condensed consolidated financial statements.
ASC Topic 825 — Financial Instruments (FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) (ASC 825). This accounting guidance was originally issued in April 2009 and is now included in ASC 825. The guidance requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance is effective for interim reporting periods ending after June 15, 2009 (See Note 13).

ASC Topic 855 — Subsequent Events (Statement No. 165, Subsequent Events) (ASC 855). This accounting guidance was originally issued in May 2009 and is now included in ASC 855. The guidance establishes general standards of accounting for and disclosure of subsequent events. Subsequent events are events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance is effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance was not material to Huntington’s condensed consolidated financial statements.
ASC Topic 105 — Generally Accepted Accounting Principles (Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162) (ASC 105). This accounting guidance was originally issued in June 2009 and is now included in ASC 105. The guidance identifies the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. The Codification reorganizes all previous GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. All existing standards that were used to create the Codification will be superseded, replacing the previous references to specific Statements of Financial Accounting Standards (SFAS) with numbers used in the Codification’s structural organization. The guidance is effective for interim and annual periods ending after September 15, 2009. After September 15, only one level of authoritative GAAP will exist, other than guidance issued by the Securities and Exchange Commission (SEC). All other accounting literature excluded from the Codification will be considered non-authoritative. The adoption of the Codification does not have a material impact on the Company’s condensed consolidated financial statements.
ASC Topic 810 — Consolidation (Statement No. 167, Amendments to FASB Interpretation No. 46R) (ASC 810) This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for variable interest entities (VIE). Huntington will need to reconsider its previous conclusions including whether an entity is a VIE, and whether Huntington is the VIE’s primary beneficiary. It is possible that application of this revised guidance will change Huntington’s assessment of which entities with which it is involved are VIEs and consolidation will be required. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. Management is currently evaluating the impact that the guidance could have on the Company’s condensed consolidated financial statements. However, based upon the current regulatory requirements, Huntington anticipates the impact of adopting will decrease risk weighted capital ratios between five and ten basis points.
ASC Topic 860 — Transfers and Servicing (Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140) (ASC 860). This accounting guidance was originally issued in June 2009 and is now included in ASC 860. The guidance removes the concept of a qualifying special purpose entity and removes the exception from applying ASC 810, to qualifying special-purpose entities. Many types of transferred financial assets that would have been derecognized previously are no longer eligible for derecognition. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. The guidance applies prospectively to transfers of financial assets occurring on or after the effective date. Management is currently evaluating the impact that the guidance could have on the Company’s condensed consolidated financial statements.
ASC Topic 715 — Compensation — Retirement Benefits (FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets) (ASC 715). This accounting guidance was originally issued in December 2008 and is now included in ASC 715. The guidance requires additional disclosures about plan assets in an employer’s defined benefit pension and other postretirement plans. The guidance is effective for fiscal years ending after December 15, 2009.

Note 4 — Loans and Leases
Franklin Credit Management relationship
Franklin Credit Management Corporation (Franklin) is a specialty consumer finance company primarily engaged in servicing residential mortgage loans. Prior to March 31, 2009, Franklin owned a portfolio of loans secured by first and second liens on 1-4 family residential properties. At December 31, 2008, Huntington’s total loans outstanding to Franklin were $650.2 million, all of which were on nonaccrual status. Additionally, the specific ALLL for the Franklin portfolio was $130.0 million, resulting in a net exposure to Franklin at December 31, 2008 of $520.2 million.
On March 31, 2009, Huntington entered into a transaction with Franklin whereby a Huntington wholly-owned REIT subsidiary (REIT) exchanged a non controlling amount of certain equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly owned subsidiary of Franklin. This was accomplished by merging Merger Sub into a wholly-owned subsidiary of REIT. Merger Sub’s sole assets were two trust participation certificates evidencing 83% ownership rights in a newly created trust, Franklin Mortgage Asset Trust 2009-A (Franklin 2009 Trust) which holds all the underlying consumer loans and OREO that were formerly collateral for the Franklin commercial loans. The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for the Franklin commercial loans.
Franklin 2009 Trust is a variable interest entity and, as a result of Huntington’s 83% participation certificates, Franklin 2009 Trust was consolidated into Huntington’s financial results. As required by current accounting guidance, the consolidation is treated as a business combination with the fair value of the equity interests issued to Franklin representing the acquisition price. ASC 310 provides guidance for accounting for acquired loans, such as these, that have experienced a deterioration of credit quality at the time of acquisition for which it is probable that the investor will be unable to collect all contractually required payments.
Under ASC 310, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable discount. Subsequent decreases to the expected cash flows will generally result in a charge to the provision for credit losses and an increase to the allowance for loan and lease losses. Subsequent increases in cash flows result in reversal of any nonaccretable discount (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income. The measurement of undiscounted cash flows involves assumptions and judgments for credit risk, interest rate risk, prepayment risk, default rates, loss severity, payment speeds, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.
At September 30, 2009, there were no additional credit losses recorded on the portfolio and no adjustment to the accretable yield or nonaccretable yield was required.
The following table reflects the contractually required payments receivable, cash flows expected to be collected, and fair value of the loans at the acquisition date:

(in thousands)	Loans	OREO	Total
Contractually required payments including interest	$1,612,695	$113,732	$1,726,427
Less: nonaccretable difference	(1,079,362)	(34,136)	(1,113,498)

Cash flows expected to be collected	533,333	79,596	612,929
Less: accretable yield	(39,781)	—	(39,781)

Fair value of loans acquired	$493,552	$79,596	$573,148

The fair values of the acquired mortgage loans and OREO assets were based upon a market participant model and calculated in accordance with ASC 820. Under this market participant model, expected cash flows for first-lien mortgages were calculated based upon the net expected foreclosure proceeds of the collateral underlying each mortgage loan. Updated appraisals or other indicators of value provided the basis for estimating cash flows. Sales proceeds from the underlying collateral were estimated to be received over a one to three year period, depending on the delinquency status of the loan. Expected proceeds were reduced assuming housing price depreciation of 18%, 12%, and 0% over each year of the next three years of expected collections, respectively. Interest cash flows were estimated to be received for a limited time on each portfolio. The resulting cash flows were discounted at an 18% rate of return. Limited value was assigned to all second-lien mortgages because, after considering the house price depreciation rates above, little if any proceeds would be realized.
The following table presents a rollforward of the accretable yield from the beginning of the period to the end of the period:

(in thousands)	Accretable Yield
Balance at December 31, 2008	$—
Impact of Franklin transaction on March 31, 2009	39,781
Additions	—
Accretion	(3,228)
Reclassification from (to) nonaccretable difference	—

Balance at September 30, 2009	$36,553

The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans at September 30, 2009:

	September 30, 2009
(in thousands)	Carrying Value	Outstanding Balance
Residential mortgage	$392,516	$698,466
Home equity	72,656	820,648

Total	$465,172	$1,519,114

At September 30, 2009, $126.7 million of the acquired current mortgage loans accrue interest while $338.5 million were on nonaccrual. Management has concluded that it cannot reliably estimate the timing of collection of cash flows for delinquent first and second lien mortgages, because the majority of the expected cash flows for the delinquent portfolio will result from the foreclosure and subsequent disposition of the underlying collateral supporting the loans.
The consolidation of Franklin 2009 Trust at March 31, 2009 resulted in the recording of a $95.8 million liability, representing the 17% of Franklin 2009 Trust certificates not acquired by Huntington. At September 30, 2009, the balance of the liability was $82.3 million. These certificates were retained by Franklin.
In accordance with ASC 805, at March 31, 2009 Huntington has recorded a net deferred tax asset of $159.9 million related to the difference between the tax basis and the book basis in the acquired assets. Because the acquisition price, represented by the equity interests in the Huntington wholly-owned subsidiary, was equal to the fair value of the 83% interest in the Franklin 2009 Trust participant certificate, no goodwill was created from the transaction. The recording of the net deferred tax asset was a bargain purchase under ASC 805, and was recorded as tax benefit in the 2009 first quarter.

Single Family Home Builders
At September 30, 2009, December 31, 2008, and September 30, 2008, Huntington had $1.0 billion, $1.6 billion and $1.6 billion of commercial real estate loans to single family homebuilders, including loans made to both middle market and small business homebuilders. The decline from December 31, 2008 was primarily the result of a reclassification of loans from commercial real estate to commercial and industrial. Other factors contributing to the decrease in exposure include no new originations in this portfolio segment in 2009, increased property sale activity, and substantial charge-offs. Such loans represented 3% of total loans and leases at September 30, 2009, and 4% of total loans and leases at December 31, 2008, and September 30, 2008. Of this portfolio at September 30, 2009, 69% were to finance projects currently under construction, 15% to finance land under development, and 16% to finance land held for development.
The housing market across Huntington’s geographic footprint remained stressed, reflecting relatively lower sales activity, declining prices, and excess inventories of houses to be sold, particularly impacting borrowers in our eastern Michigan and northern Ohio regions. Further, a portion of the loans extended to borrowers located within Huntington’s geographic regions was to finance projects outside of our geographic regions.
Retail properties
Huntington’s portfolio of commercial real estate loans secured by retail properties totaled $2.2 billion, $2.3 billion and $2.2 billion at September 30, 2009, December 31, 2008 and September 30, 2008 or approximately 6%, 6% and 5% of total loans and leases, at each respective date. Credit approval in this loan segment is generally dependant on pre-leasing requirements, and net operating income from the project must cover interest expense when the loan is fully funded.
The weakness of the economic environment in the Company’s geographic regions significantly impacted the projects that secure the loans in this portfolio segment. Increased unemployment levels compared with recent years, and the expectation that these levels will continue to increase for the foreseeable future, are expected to adversely affect our borrowers’ ability to repay these loans.
Home Equity and Residential Mortgage Loans (excluding loans in Franklin 2009 Trust)
There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages.
Huntington does not originate mortgage loan products that contain these terms. Recent declines in housing prices have likely eliminated a portion of the collateral for the home equity portfolio, such that some loans originally underwritten at an LTV of less than 100% are currently at higher than 100%. Home equity loans totaled $7.6 billion at September 30, 2009, $7.6 billion at December 31, 2008, and $7.5 billion at September 30, 2008, or 20%, 18%, and 18% of total loans at the end of each respective period.
As part of the Company’s loss mitigation process, Huntington increased its efforts in 2008 and 2009 to re-underwrite, modify, or restructure loans when borrowers are experiencing payment difficulties, and these loan restructurings are based on the borrower’s ability to repay the loan.

Note 5 — Investment Securities
Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of investment securities at September 30, 2009, December 31, 2008, and September 30, 2008:

	September 30, 2009		December 31, 2008		September 30, 2008
	Amortized		Amortized		Amortized
(in thousands of dollars)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury
Under 1 year	$251	$252	$11,141	$11,157	$1,361	$1,372
1-5 years	150,731	150,785	—	—	253	255
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	150,982	151,037	11,141	11,157	1,614	1,627

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—	—	200	200
1-5 years	—	—	—	—	16,228	16,465
6-10 years	544,953	547,873	1	1	9,359	9,365
Over 10 years	2,996,736	3,046,139	1,625,655	1,627,580	1,668,348	1,666,049

Total mortgage-backed Federal agencies	3,541,689	3,594,012	1,625,656	1,627,581	1,694,135	1,692,079

Temporary Liquidity Guarantee Program (TLGP) securities
Under 1 year	—	—	—	—	—	—
1-5 years	311,414	312,621	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total TLGP securities	311,414	312,621	—	—	—	—

Other agencies
Under 1 year	129,023	131,613	—	—	—	—
1-5 years	2,380,213	2,390,314	579,546	595,912	562,446	559,153
6-10 years	7,116	7,343	7,954	8,328	—	—
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	2,516,352	2,529,270	587,500	604,240	562,446	559,153

Total U.S. government backed securities	6,520,437	6,586,940	2,224,297	2,242,978	2,258,195	2,252,859

Municipal securities
Under 1 year	—	—	—	—	16	16
1-5 years	6,050	6,094	51,890	54,184	24,568	24,970
6-10 years	58,317	62,662	216,433	222,086	227,333	225,901
Over 10 years	65,206	68,838	441,825	434,076	459,412	440,022

Total municipal securities	129,573	137,594	710,148	710,346	711,329	690,909

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	562,104	475,285	674,506	523,515	696,558	611,200

Total private label CMO	562,104	475,285	674,506	523,515	696,558	611,200

Asset backed securities (1)
Under 1 year	—	—	—	—	—	—
1-5 years	147,711	148,040	—	—	—	—
6-10 years	235,419	244,549	—	—	—	—
Over 10 years	580,062	423,790	652,881	464,027	774,310	565,142

Total asset backed securities	963,192	816,379	652,881	464,027	774,310	565,142

Other
Under 1 year	2,250	2,250	549	552	1,699	1,694
1-5 years	4,657	4,790	6,546	6,563	6,348	6,315
6-10 years	1,104	1,186	798	811	798	785
Over 10 years	64	193	64	136	64	136
Non-marketable equity securities	427,772	427,772	427,973	427,973	427,474	427,474
Marketable equity securities	51,135	50,761	8,061	7,556	9,632	8,550

Total other	486,982	486,952	443,991	443,591	446,015	444,954

Total investment securities	$8,662,288	$8,503,150	$4,705,823	$4,384,457	$4,886,407	$4,565,064

(1)	Amounts at September 30, 2009 include securities backed by automobile loans with a fair value of $184.8 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or “TALF,” administered by the Federal Reserve Bank of New York, and securities with a fair value of $159.8 million backed by student loans with a 97% government guarantee.

Other securities include $240.6 million of stock issued by the Federal Home Loan Bank of Cincinnati, $45.7 million of stock issued by the Federal Home Loan Bank of Indianapolis, and $141.5 million of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Huntington does not have any material equity positions in Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac).
The following table provides gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at September 30, 2009 and December 31, 2008.

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
September 30, 2009
U.S. Treasury	$150,982	$55	$—	$151,037
Federal Agencies
Mortgage-backed securities	3,541,689	55,894	(3,571)	3,594,012
TLGP securities	311,414	1,207	—	312,621
Other agencies	2,516,352	13,195	(277)	2,529,270

Total U.S. Government backed securities	6,520,437	70,351	(3,848)	6,586,940
Municipal securities	129,573	8,036	(15)	137,594
Private label CMO	562,104	—	(86,819)	475,285
Asset backed securities	963,192	15,278	(162,091)	816,379
Other securities	486,982	345	(375)	486,952

Total investment securities	$8,662,288	$94,010	$(253,148)	$8,503,150

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2008
U.S. Treasury	$11,141	$16	$—	$11,157
Federal Agencies
Mortgage-backed securities	1,625,656	18,822	(16,897)	1,627,581
TLGP securities	—	—	—	—
Other agencies	587,500	16,748	(8)	604,240

Total U.S. Government backed securities	2,224,297	35,586	(16,905)	2,242,978
Municipal securities	710,148	13,897	(13,699)	710,346
Private label CMO	674,506	—	(150,991)	523,515
Asset backed securities	652,881	—	(188,854)	464,027
Other securities	443,991	114	(514)	443,591

Total investment securities	$4,705,823	$49,597	$(370,963)	$4,384,457

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at September 30, 2009 and December 31, 2008.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands )	Value	Losses	Value	Losses	Value	Losses
September 30, 2009
U.S. Treasury	$50,738	$—	$—	$—	$50,738	$—
Federal agencies
Mortgage-backed securities	496,255	(3,571)	—	—	496,255	(3,571)
TLGP securities	—	—	—	—	—	—
Other agencies	274,587	(260)	3,124	(17)	277,711	(277)

Total U.S. Government backed securities	821,580	(3,831)	3,124	(17)	824,704	(3,848)
Municipal securities	—	—	3,805	(15)	3,805	(15)
Private label CMO	16,922	(2,514)	458,363	(84,305)	475,285	(86,819)
Asset backed securities	158,909	(1,697)	207,678	(160,394)	366,587	(162,091)
Other securities	38,671	(156)	431	(219)	39,102	(375)

Total temporarily impaired securities	$1,036,082	$(8,198)	$673,401	$(244,950)	$1,709,483	$(253,148)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2008
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	417,988	(16,897)	—	—	417,988	(16,897)
TLGP securities	—	—	—	—	—	—
Other agencies	—	—	2,028	(8)	2,028	(8)

Total U.S. Government backed securities	417,988	(16,897)	2,028	(8)	420,016	(16,905)
Municipal securities	276,990	(6,951)	40,913	(6,748)	317,903	(13,699)
Private label CMO	449,494	(130,914)	57,024	(20,077)	506,518	(150,991)
Asset backed securities	61,304	(24,220)	164,074	(164,634)	225,378	(188,854)
Other securities	1,132	(323)	1,149	(191)	2,281	(514)

Total temporarily impaired securities	$1,206,908	$(179,305)	$265,188	$(191,658)	$1,472,096	$(370,963)

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The amortized cost of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.
The following table is a summary of securities gains and losses for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Gross gains on sales of securities	$16,504	$2,764	$45,011	$9,365
Gross (losses) on sales of securities	(296)	(1)	(10,552)	(4)

Net gain (loss) on sales of securities	16,208	2,763	34,459	9,361
Net other-than-temporary impairment recorded	(18,582)	(76,553)	(42,106)	(79,649)

Total securities gain (loss)	$(2,374)	$(73,790)	$(7,647)	$(70,288)

Huntington evaluates its investment securities portfolio on a quarterly basis for other-than-temporary impairment (OTTI). Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis.
For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, credit-related OTTI, represented by the expected loss in principal, is recognized in earnings, while noncredit-related OTTI is recognized in other comprehensive income (OCI). For securities which Huntington does expect to sell, all OTTI is recognized in earnings. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. Presentation of OTTI is made in the income statement on a gross basis with a reduction for the amount of OTTI recognized in OCI. Noncredit-related OTTI recognized in earnings prior to April 1, 2009 of $3.5 million (net of tax) was reclassified from retained earnings to accumulated OCI as a cumulative effect adjustment.
Huntington applied the related OTTI guidance on the debt security types listed below.
Alt-A mortgage-backed and private-label collateralized mortgage obligation (CMO) securities represent securities collateralized by first-lien residential mortgage loans. The securities were priced with the assistance of an outside third-party consultant using a discounted cash flow approach and the independent third-party’s proprietary pricing model. The model used inputs such as estimated prepayment speeds, losses, recoveries, default rates that were implied by the underlying performance of collateral in the structure or similar structures, discount rates that were implied by market prices for similar securities, collateral structure types, and house price depreciation/appreciation rates that were based upon macroeconomic forecasts.
Pooled-trust-preferred securities represent collateralized debt obligations (CDOs) backed by a pool of debt securities issued by financial institutions. The collateral generally consisted of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis was used to estimate fair values and assess impairment for each security within this portfolio. We engaged a third party specialist with direct industry experience in pooled trust preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. Relying on cash flows was necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities were no longer able to provide a fair value that was compliant with ASC 820.
For the three months and nine months ended September 30, 2009, the following tables summarizes by debt security type, total OTTI losses, OTTI losses included in OCI, and OTTI recognized in the income statement.

	Three Months Ended September 30, 2009
	Alt-A	Pooled	Private
(in thousands)	Mortgage-backed	Trust-Preferred	Label CMO	Total
Total OTTI losses (unrealized and realized)	$(8,345)	$(38,551)	$(6,411)	$(53,307)
Unrealized OTTI recognized in OCI	6,062	23,986	4,677	34,725

Net impairment losses recognized in earnings	$(2,283)	$(14,565)	$(1,734)	$(18,582)

	Nine Months Ended September 30, 2009
	Alt-A	Pooled	Private
(in thousands)	Mortgage-backed	Trust-Preferred	Label CMO	Total
Total OTTI losses (unrealized and realized)	$(14,325)	$(107,206)	$(19,890)	$(141,421)
Unrealized OTTI recognized in OCI	6,161	80,187	16,905	103,253

Net impairment losses recognized in earnings	$(8,164)	$(27,019)	$(2,985)	$(38,168)

The following tables rollforward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the three months and nine months ended September 30, 2009 is as follows:

	Three Months Ended September 30, 2009
	Alt-A	Pooled	Private
(in thousands)	Mortgage-backed	Trust-Preferred	Label CMO	Total
Balance, beginning of period	$99	$56,201	$12,228	$68,528
Credit losses not previous recognized	6,160	28,212	5,245	39,617
Change in expected cash flows	(99)	(4,226)	(567)	(4,892)

Balance, end of period	$6,160	$80,187	$16,906	$103,253

	Nine Months Ended September 30, 2009
	Alt-A	Pooled	Private
(in thousands)	Mortgage-backed	Trust-Preferred	Label CMO	Total
Balance, beginning of period	$—	$—	$—	$—
Credit losses not previous recognized	6,259	84,413	17,473	108,145
Change in expected cash flows	(99)	(4,226)	(567)	(4,892)

Balance, end of period	$6,160	$80,187	$16,906	$103,253

The following table displays the cumulative credit component of OTTI recognized in earnings on debt securities held by Huntington for the three months and nine months ended September 30, 2009 is as follows:

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2009
Balance, beginning of period	$19,611	$—
Credit component of OTTI not reclassified to OCI in conjunction with the cumulative effect transition adjustment	—	25
Additions for the credit component on debt securities in which OTTI was not previously recognized	18,582	38,168

Balance, end of period	$38,193	$38,193

As of September 30, 2009, management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on non-agency mortgage and asset-backed securities that are backed by certain mortgage loans. The fair values of these assets have been impacted by various market conditions. In addition, the expected average lives of the asset-backed securities backed by trust preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has reviewed its asset-backed portfolio with independent third parties and does not believe there is additional OTTI from these securities other than what has already been recorded. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at September 30, 2009.
Note 6 — Loan Sales and Securitizations
Residential Mortgage Loans
For the three months ended September 30, 2009 and 2008, Huntington sold $775.1 million and $438.8 million of residential mortgage loans with servicing retained, resulting in net pre-tax gains of $18.4 million and $8.1 million, respectively, recorded in mortgage banking income. During the first nine months of 2009 and 2008, sales of residential mortgage loans with servicing retained totaled $3.5 billion and $2.3 billion, respectively, resulting in net pre-tax gains of $74.0 million and $24.1 million, respectively.
A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.

At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are adjusted using the fair value method if the Company will engage in actively hedging the asset or adjusted using the amortization method if no active hedging will be performed. MSRs are included in accrued income and other assets in the Company’s condensed consolidated balance sheet. Any increase or decrease in the fair value or amortized cost of MSRs carried under the fair value method during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in non-interest income in the consolidated statements of income.
The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method during the three months and nine months ended September 30, 2009 and 2008:

	MSRs recorded using the fair value method
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Fair value, beginning of period	$196,932	$240,024	$167,438	$207,894
New servicing assets created	—	6,859	23,074	31,989
Change in fair value during the period due to:
Time decay (1)	(1,836)	(2,232)	(5,164)	(5,833)
Payoffs (2)	(7,295)	(4,002)	(30,603)	(14,339)
Changes in valuation inputs or assumptions (3)	(17,348)	(10,251)	18,814	10,687
Other changes	—	—	(3,106)	—

Fair value, end of period	$170,453	$230,398	$170,453	$230,398

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

	MSRs recorded using the amortization method
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Carrying value, beginning of period	$22,350	$—	$—	$—
New servicing assets created	9,086	—	31,530	—
Amortization	(919)	—	(1,013)	—

Carrying value, end of period	$30,517	$—	$30,517	$—

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
A summary of key assumptions and the sensitivity of the MSR value at September 30, 2009 to changes in these assumptions follows:

			Decline in fair value
			due to
			10%	20%
			adverse	adverse
(in thousands)	Actual		change	change
Constant pre-payment rate	12.37%		$(9,895)	$(17,489)
Spread over forward interest rate swap rates	446	bps	(3,235)	(6,469)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
Total servicing fees included in mortgage banking income amounted to $12.3 million and $11.8 million for the three months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, servicing fees totaled $36.2 million and $33.9 million, respectively.
Automobile Loans and Leases
During the first quarter of 2009, Huntington transferred $1.0 billion automobile loans and leases to a trust in a securitization transaction. The securitization qualified for sale accounting under ASC 860. Huntington retained $210.9 million of the related securities and recorded a $47.1 million retained residual interest as a result of the transaction. Subsequent to the transaction, Huntington sold $78.4 million of these securities in the second quarter of 2009. These amounts were recorded as investment securities on Huntington’s condensed consolidated balance sheet. Huntington also recorded a $5.9 million loss in other noninterest income on the condensed consolidated statement of income and recorded a $19.5 million servicing asset in accrued income and other assets associated with this transaction.
Automobile loan servicing rights are accounted for under the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.
Changes in the carrying value of automobile loan servicing rights for the three months and nine months ended September 30, 2009 and 2008, and the fair value at the end of each period were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Carrying value, beginning of period	$17,423	$2,644	$1,656	$4,099
New servicing assets	—	—	19,538	—
Amortization and other	(2,391)	(606)	(6,162)	(2,061)

Carrying value, end of period	$15,032	$2,038	$15,032	$2,038

Fair value, end of period	$16,472	$2,725	$16,472	$2,725

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees from 0.55% to 1.00% and other ancillary fees of approximately 0.40% to 0.50% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $1.8 million and $1.5 million for the three months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, servicing income, net of amortization of capitalized servicing assets, was $4.5 million and $5.5 million, respectively.
Note 7 — Goodwill and Other Intangible Assets
During the second quarter of 2009, Huntington reorganized its internal reporting structure. The Regional Banking reporting unit, which through March 31, 2009 had been managed geographically, is now managed on a product segment approach. Regional Banking was divided into Commercial Banking, Retail and Business Banking, and Commercial Real Estate segments. Regional Banking goodwill was assigned to the new reporting units affected using a relative fair value allocation. Auto Finance and Dealer Services (AFDS), Private Financial Group (PFG), and Treasury / Other remained essentially unchanged. A rollforward of goodwill including the reallocation noted above, was as follows:

		Retail &
	Regional	Business	Commercial	Commercial		Treasury/	Huntington
(in thousands)	Banking	Banking	Banking	Real Estate	PFG	Other	Consolidated
Balance, January 1, 2009	$2,888,344	$—	$—	$—	$153,178	$13,463	$3,054,985
Impairment, March 31, 2009	(2,573,818)	—	—	—	(28,895)	—	(2,602,713)
Reallocation of goodwill	(314,526)	309,518	5,008	—	—	—	—

Balance, April 1, 2009	—	309,518	5,008	—	124,283	13,463	452,272
Impairment	—	—	—	—	—	(4,231)	(4,231)
Other adjustments	—	—	—	—	—	(4,393)	(4,393)

Balance, September 30, 2009	$—	$309,518	$5,008	$—	$124,283	$4,839	$443,648

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. During the first quarter of 2009, Huntington experienced a sustained decline in its stock price, which was primarily attributable to the continuing economic slowdown and increased market concern surrounding financial institutions’ credit risks and capital positions as well as uncertainty related to increased regulatory supervision and intervention. Huntington determined that these changes would more likely than not reduce the fair value of certain reporting units below their carrying amounts. Therefore, Huntington performed a goodwill impairment test, which resulted in a goodwill impairment charge of $2,603 million in the first quarter of 2009.
An impairment charge of $4.3 million was recorded in the second quarter related to the sale of a small payments-related business completed in July 2009. Huntington concluded that no other goodwill impairment was required during the 2009 third quarter.
At September 30, 2009, December 31, 2008, and September 30, 2008, Huntington’s other intangible assets consisted of the following:

	Gross	Accumulated	Net
(in thousands)	Carrying Amount	Amortization	Carrying Value
September 30, 2009
Core deposit intangible	$373,300	$(154,158)	$219,142
Customer relationship	104,574	(23,710)	80,864
Other	25,164	(22,558)	2,606

Total other intangible assets	$503,038	$(200,426)	$302,612

December 31, 2008
Core deposit intangible	$373,300	$(111,163)	$262,137
Customer relationship	104,574	(16,776)	87,798
Other	29,327	(22,559)	6,768

Total other intangible assets	$507,201	$(150,498)	$356,703

September 30, 2008
Core deposit intangible	$373,300	$(94,887)	$278,413
Customer relationship	104,574	(14,361)	90,213
Other	29,327	(22,039)	7,288

Total other intangible assets	$507,201	$(131,287)	$375,914

The estimated amortization expense of other intangible assets for the remainder of 2009 and the next five years are as follows:

Amortization
(in thousands)	Expense
2009	$16,887
2010	59,826
2011	52,778
2012	45,630
2013	40,090
2014	35,472

Note 8 — Other Long-term Debt and Subordinated Notes
The following table summarizes the changes in other long-term debt and subordinated notes during the nine months ended September 30, 2009 and 2008:

	Other long-term		Subordinated
	debt		notes

Balance, January 1, 2009	$2,331,632		$1,950,097
Issuances	600,000		—
Redemptions/maturities	(578,072)	(1)	(223,315) (2)
Amortization of issued discount	—		(28)
Fair value changes related to hedging	(2,961)		(52,700)
Franklin liability	82,309	(3)	—
Other	1,950		—

Balance, September 30, 2009	$2,434,858		$1,674,054

Balance, January 1, 2008	$1,937,078		$1,934,276
Issuances	887,111	(4)	—
Redemptions	(358,730)		(98,470)
Amortization of issued discount	—		(961)
Fair value changes related to hedging	6,402		29,883
Other	25,141		—

Balance, September 30, 2008	$2,497,002		$1,864,728

(1)	In the 2009 first quarter, the Bank issued $600 million of guaranteed other long-term debt through the Temporary Liquidity Guarantee Program (TLGP) with the FDIC. The majority of the resulting proceeds were used to satisfy unsecured other long-term debt obligations maturing in 2009.

(2)	During the second quarter of 2009, Huntington redeemed $166.3 million junior subordinated notes associated with outstanding trust preferred securities, for an aggregate of $96.2 million, resulting in a net pre-tax gain of $67.4 million. This was reflected as a debt extinguishment in the condensed consolidated financial statements.

(3)	The Franklin liability was a result of the consolidation of Franklin 2009 Trust on March 31, 2009. See Note 4 for more information regarding the Franklin relationship.

(4)	During the second quarter of 2008, Huntington transferred $994.0 million automobile loans to a trust in a securitization transaction. This resulted in a trust securitization trust note payable of $887.1 million.
Derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets to hedge the interest rate values of certain fixed-rate debt by converting the debt to a variable rate. See Note 15 for more information regarding such financial instruments

Note 9 — Other Comprehensive Income
The components of Huntington’s other comprehensive income in the three and nine months ended September 30, 2009 and 2008, were as follows:

	Three Months Ended September 30,
	2009			2008
		Tax (expense)			Tax (expense)
(in thousands)	Pretax	Benefit	After-tax	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities	$—	$—	$—	$—	$—	$—
Non-credit-related impairment losses on debt securities not expected to be sold	(34,725)	12,154	(22,571)	—	—	—
Unrealized holding (losses) gains on debt securities available for sale arising during the period	69,689	(24,758)	44,931	(171,077)	60,170	(110,907)
Less: Reclassification adjustment for net losses (gains) losses included in net income	2,374	(830)	1,544	73,790	(25,827)	47,963

Net change in unrealized holding (losses) gains on debt securities avalable for sale	37,338	(13,434)	23,904	(97,287)	34,343	(62,944)

Unrealized holding (losses) gains on equity securities available for sale arising during the period	323	(113)	210	2,209	(774)	1,435
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—	—	—	—

Net change in unrealized holding (losses) gains on equity securities avalable for sale	323	(113)	210	2,209	(774)	1,435

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	55,527	(19,435)	36,092	57,068	(19,974)	37,094
Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations	—	—	—	—	—	—
Change in pension and post-retirement benefit plan adjustments	2,272	(795)	1,477	1,322	(462)	860

Total other comprehensive income (loss)	$95,460	$(33,777)	$61,683	$(36,688)	$13,133	$(23,555)

	Nine Months Ended September 30,
	2009			2008
		Tax (expense)			Tax (expense)
(in thousands)	Pretax	Benefit	After-tax	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities	$(5,448)	$1,907	$(3,541)	$—	$—	$—
Non-credit-related impairment losses on debt securities not expected to be sold	(103,253)	36,139	(67,114)	—	—	—
Unrealized holding (losses) gains on debt securities available for sale arising during the period	263,094	(92,787)	170,307	(375,074)	132,276	(242,798)
Less: Reclassification adjustment for net losses (gains) losses included in net income	7,647	(2,676)	4,971	70,288	(24,601)	45,687

Net change in unrealized holding (losses) gains on debt securities avalable for sale	167,488	(59,324)	108,164	(304,786)	107,675	(197,111)

Unrealized holding (losses) gains on equity securities available for sale arising during the period	188	(65)	123	(1,067)	373	(694)
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—	—	—	—

Net change in unrealized holding (losses) gains on equity securities avalable for sale	188	(65)	123	(1,067)	373	(694)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	8,728	(3,055)	5,673	(27,697)	9,694	(18,003)
Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations	—	—	—	(5,898)	2,064	(3,834)
Change in pension and post-retirement benefit plan adjustments	6,819	(2,387)	4,432	3,963	(1,387)	2,576

Total other comprehensive income (loss)	$177,775	$(62,924)	$114,851	$(335,485)	$118,419	$(217,066)

Activity in accumulated other comprehensive income for each of the nine month periods ended September 30, 2009 and 2008, was as follows:

			Unrealized
			gains
			and losses	Amortization
	Unrealized gains and	Unrealized gains	on cash flow	included in
	losses on debt	and losses on	hedging	net periodic
(in thousands)	securities	equity	derivatives	benefit costs	Total
Balance, December 31, 2007	$(10,001)	$(10)	$4,553	$(44,153)	$(49,611)
Cumulative effect of change in measurement date provisions for pension and post-retirement assets and obligations	—	—	—	(3,834)	(3,834)
Period change	(197,111)	(694)	(18,003)	2,576	(213,232)

Balance, September 30, 2008	$(207,112)	$(704)	$(13,450)	$(45,411)	$(266,677)

Balance, December 31, 2008	$(207,427)	$(329)	$44,638	$(163,575)	$(326,693)
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities	(3,541)	—	—	—	(3,541)
Period change	108,164	123	5,673	4,432	118,392

Balance, September 30, 2009	$(102,804)	$(206)	$50,311	$(159,143)	$(211,842)

Note 10 — Shareholders’ Equity
Issuance of Common Stock
During 2009, Huntington completed several capital actions to add additional regulatory common equity.
In the 2009 third quarter, Huntington completed an offering of 109.5 million shares of its common stock at a price to the public of $4.20 per share, or $460.1 million in aggregate gross proceeds. In the 2009 second quarter, Huntington completed an offering of 103.5 million shares of its common stock at a price to the public of $3.60 per share, or $372.6 million in aggregate gross proceeds.
Also, during 2009, Huntington completed three separate “discretionary equity issuance” programs. These programs allowed the Company to take advantage of market opportunities to issue a total of 92.7 million new shares of common stock worth a total of $345.8 million. Sales of the common shares were made through ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at the prevailing market prices.
Conversion of Convertible Preferred Stock
In 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.

During the 2009 first and second quarters, Huntington entered into agreements with various institutional investors exchanging shares of common stock for shares of the Series A Preferred Stock held by the institutional investors. The table below provides details of the aggregate activities:

	First	Second
(in thousands)	Quarter 2009	Quarter 2009	Total
Preferred shares exchanged	114	92	206
Common shares issued:
At stated convertible option	9,547	7,730	17,277
As deemed dividend	15,044	8,751	23,795

Total common shares issued:	24,591	16,481	41,072

Deemed dividend	$27,742	$28,293	$56,035
Each share of the Series A Preferred Stock is non-voting and may be converted at any time, at the option of the holder, into 83.668 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 30.3 million shares at September 30, 2009). The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington’s common stock at the prevailing conversion rate, if the closing price of Huntington’s common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period.
Troubled Asset Relief Program (TARP)
In 2008, Huntington received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Huntington’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in Huntington’s consolidated statement of income as “Dividends on preferred shares”, resulting in additional dilution to Huntington’s earnings per share. The warrants are immediately exercisable, in whole or in part, over a term of 10 years. The warrants are included in Huntington’s diluted average common shares outstanding using the treasury stock method. Both the preferred securities and warrants were accounted for as additions to Huntington’s regulatory Tier 1 and Total capital.
The Series B Preferred Stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. With regulatory approval, Huntington may redeem the Series B Preferred Stock at par with any unamortized discount recognized as a deemed dividend in the period of redemption. The Series B Preferred Stock rank on equal priority with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.
A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of September 30, 2009, Huntington is in compliance with all TARP standards and restrictions.

Note 11 — (Loss) Earnings per Share
Basic loss or earnings per share is the amount of (loss) earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted (loss) earnings per share is the amount of loss or earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 10). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted (loss) earnings per share, net (loss) income available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net (loss) income available to common shareholders is adjusted by the associated preferred dividends. The calculation of basic and diluted (loss) earnings per share for the three months and nine months ended September 30, 2009 and 2008, was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Basic (loss) earnings per common share
Net (loss) income	$(166,190)	$75,063	$(2,724,492)	$303,483
Preferred Class B and Class A stock dividends	(25,179)	(12,091)	(77,501)	$(23,242)
Amortization of discount on issuance of Preferred Class B stock	(4,044)	—	(11,931)
Deemed dividend on conversion of Preferred Class A stock	—	—	(56,035)

Net (loss) income available to common shareholders	$(195,413)	$62,972	$(2,869,959)	$280,241
Average common shares issued and outstanding	589,708	366,124	471,958	366,188
Basic (loss) earnings per common share	$(0.33)	$0.17	$(6.08)	$0.77

Diluted (loss) earnings per common share
Net (loss) income available to common shareholders	$(195,413)	$62,972	$(2,869,959)	$280,241
Effect of assumed preferred stock conversion	—	—	—	—

Net (loss) income applicable to diluted earnings per share	$(195,413)	$62,972	$(2,869,959)	$280,241
Average common shares issued and outstanding	589,708	366,124	471,958	366,188

Dilutive potential common shares:
Stock options and restricted stock units	—	354	—	260
Shares held in deferred compensation plans	—	883	—	820
Conversion of preferred stock	—	—	—	—

Dilutive potential common shares:	—	1,237	—	1,080

Total diluted average common shares issued and outstanding	589,708	367,361	471,958	367,268
Diluted (loss) earnings per common share	$(0.33)	$0.17	$(6.08)	$0.76
Due to the loss attributable to common shareholders for the three months and nine months ended September 30, 2009, no additional potentially dilutive shares were included in loss per share calculation as including such shares in the calculation would have reduced the reported loss per share. Options to purchase 25.9 million and 25.7 million shares during the three months and nine months ended September 30, 2008, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would have also been antidilutive. The weighted average exercise price for these options was $17.26 per share for the three months and nine months ended September 30, 2009, and $20.24 per share for the three months and $20.32 for the nine months ended September 30, 2008.

Note 12 — Share-based Compensation
Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the condensed consolidated statements of income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.
Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Assumptions
Risk-free interest rate	3.06%	3.41%	2.71%	3.41%
Expected dividend yield	1.01	5.26	0.95	5.28
Expected volatility of Huntington’s common stock	60.0	35.0	51.4	34.8
Expected option term (years)	6.0	6.0	6.0	6.0
Weighted-average grant date fair value per share	$2.09	$1.54	$1.94	$1.54
As a result of increased employee turnover, during the 2009 second quarter Huntington updated its forfeiture rate assumption and adjusted share-based compensation expense to account for the higher forfeiture rate. This resulted in a reduction to share-based compensation expense of $2.8 million. The following table illustrates total share-based compensation expense for the three months ended September 30, 2009 and 2008:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Share-based compensation expense	$2,488	$3,350	$5,128	$10,544
Tax benefit	871	1,173	1,795	3,690
Huntington established an additional paid-in capital pool (APIC Pool) on January 1, 2006. With the continued decline in Huntington’s stock price, the tax deductions have been less than the compensation expense recorded for book purposes, causing the related APIC Pool to be reduced to zero. As a result, Huntington is required to record tax expense to write-off the related deferred tax asset in periods in which options expire unexercised.

Huntington’s stock option activity and related information for the nine months ended September 30, 2009, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2009	26,289	$19.45
Granted	2,968	4.26
Exercised	—	—
Forfeited/expired	(5,067)	20.97

Outstanding at September 30, 2009	24,190	$17.26	3.6	$1,572

Exercisable at September 30, 2009	19,769	$19.64	3.0	$—

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. There were no exercises of stock options in the first nine months of 2009 or 2008.
Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period and are subject to certain service restrictions. The fair value of the restricted stock units and awards is the closing market price of the Company’s common stock on the date of award.
The following table summarizes the status of Huntington’s restricted stock units and restricted stock awards as of September 30, 2009, and activity for the nine months ended September 30, 2009:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2009	1,823	$14.64	—	$—
Granted	969	3.82	140	2.58
Vested	(388)	21.76	(74)	1.66
Forfeited	(211)	14.44	—	—

Nonvested at September 30, 2009	2,193	$8.62	66	$3.61

The weighted-average grant date fair value of nonvested shares granted for the nine months ended September 30, 2009 and 2008, were $3.67 and $7.08, respectively. The total fair value of awards vested during the nine months ended September 30, 2009 and 2008, was $1.5 million and $0.4 million, respectively. As of September 30, 2009, the total unrecognized compensation cost related to nonvested awards was $8.8 million with a weighted-average remaining expense recognition period of 1.9 years.
Of the 31.1 million shares of common stock authorized for issuance under the plans at September 30, 2009, 25.3 million were outstanding and 5.8 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At September 30, 2009, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises in 2009.

Note 13 — Fair Values of Assets and Liabilities
Huntington follows the fair value accounting guidance under ASC 820 and ASC 825. As of January 1, 2008, Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale.
At September 30, 2009, mortgage loans held for sale had an aggregate fair value of $491.6 million and an aggregate outstanding principal balance of $477.3 million. Interest income on these loans is recorded in interest and fees on loans and leases. Included in mortgage banking income were net gains resulting from changes in fair value of these loans, including net realized gains of $75.6 million and $27.3 million for the nine months ended September 30, 2009 and 2008, respectively.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include US Treasury and other federal agency securities, and money market mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include US Government and agency mortgage-backed securities and municipal securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include asset backed securities and private label CMOs, for which Huntington obtains third party pricing. With the current market conditions, the assumptions used to determine the fair value of many Level 3 securities have greater subjectivity due to the lack of observable market transactions.
Mortgage loans held for sale
Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.
Mortgage servicing rights
MSRs do not trade in an active, open market with readily observable prices. For example, sales of MSRs do occur, but the precise terms and conditions typically are not readily available. Accordingly, MSRs are classified in Level 3.
Equity Investments
Equity investments are valued initially based upon transaction price. The carrying values are then adjusted from the transaction price to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is considered necessary based upon a variety of factors including, but not limited to, current operating performance and future expectations of the particular investment, industry valuations of comparable public companies, and changes in market outlook. Due to the absence of quoted market prices and inherent lack of liquidity and the long-term nature of such assets, these equity investments are included in Level 3. Certain equity investments are accounted for under the equity method and, therefore, are not subject to the fair value disclosure requirements.

Derivatives
Huntington uses derivatives for a variety of purposes including asset and liability management, mortgage banking, and for trading activities. Level 1 derivatives consist of exchange traded options and forward commitments to deliver mortgage backed securities which have quoted prices. Level 2 derivatives include basic asset and liability conversion swaps and options, and interest rate caps. Derivative instruments offered to customers are adjusted for credit considerations related to the customer based upon individual credit considerations. These derivative positions are valued using internally developed models that use readily observable market parameters. Derivatives in Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The valuation includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.
Assets and Liabilities measured at fair value on a recurring basis
Assets and liabilities measured at fair value on a recurring basis at September 30, 2009 and 2008 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments(1)	September 30, 2009
Assets
Trading account securities	$64,738	$56,628			$121,366
Investment securities	3,015,587	4,112,699	$947,092		8,075,378
Mortgage loans held for sale		491,564			520,056
Mortgage servicing rights			170,453		170,453
Derivative assets	41	497,525	5,740	$(136,256)	367,050
Equity investments			24,706		24,706
Liabilities
Derivative liabilities	10,083	264,319	4,041	(39,710)	238,733

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments(1)	September 30, 2008
Assets
Trading account securities	$46,755	$951,494			$998,249
Investment securities	572,259	2,388,989	$1,176,342		4,137,590
Mortgage loans held for sale		273,249			273,249
Mortgage servicing rights			230,398		230,398
Derivative assets	1,177	198,490	2,729	$(22,404)	179,992
Equity investments			40,032		40,032
Liabilities
Derivative liabilities	4,817	91,811	423	(47,639)	49,412

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.
The tables below present a rollforward of the balance sheet amounts for the three months and nine months ended September 30, 2009 and 2008, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below included changes in fair value due in part to observable factors that are part of the valuation methodology. Transfers in and out of Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements
	Three months ended September 30, 2009
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, June 30, 2009	$196,932	$(4,537)	$274,065	$128,864	$510,503	$183,361	$28,462
Total gains/losses:
Included in earnings	(26,479)	3,207	1,951	(14,544)	(1,121)	(2,205)	(156)
Included in OCI	—	—	(8,001)	3,849	5,777	6,727	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(97,935)	—	—	—	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	—	—
Settlements	—	3,029	(4,299)	(26)	(39,874)	—	(3,600)

Balance, September 30, 2009	$170,453	$1,699	$165,781	$118,143	$475,285	$187,883	$24,706

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(26,479)	$3,028	$(6,050)	$(10,695)	$4,656	$4,522	$(156)

	Level 3 Fair Value Measurements
	Three months ended September 30, 2008
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, June 30, 2008	$240,024	$2,005	$458,437	$212,745	$—	$2,557	$32,200
Total gains/losses:
Included in earnings	(9,207)	357	(17,690)	(58,638)	536	(129)	5,915
Included in OCI			(49,819)	15,929	(47,158)	—
Purchases	—	—	—	—	—	—	1,917
Sales	(419)	—	—	—	—	—	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(56)	(5,621)	(521)	(20,377)	(31)	—
Transfers in/out of Level 3	—	—	7,923	—	678,199	—

Balance, September 30, 2008	$230,398	$2,306	$393,230	$169,515	$611,200	$2,397	$40,032

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(9,207)	$301	$(67,509)	$(42,709)	$(46,622)	$(129)	$5,915

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2009
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, December 31, 2008	$167,438	$1,032	$322,421	$141,606	$523,515	$—	$36,893
Total gains/losses:
Included in earnings	3,733	(668)	3,943	(29,361)	(1,019)	(908)	(87)
Included in OCI	—	—	26,141	7,459	64,173	9,052	—
Purchases	2,388	—	—	—	5,448	211,296	1,017
Sales	—	—	(170,027)	—	—	(78,676)	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	47,119	—
Settlements	(3,106)	1,335	(16,697)	(1,561)	(116,832)	—	(13,117)

Balance, September 30, 2009	$170,453	$1,699	$165,781	$118,143	$475,285	$187,883	$24,706

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$3,733	$(2,542)	$30,084	$(21,902)	$63,154	$8,144	$(87)

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2008
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Insruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, January 1, 2008	$207,894	$(46)	$547,358	$279,175	$—	$7,956	$41,516
Total gains/losses:
Included in earnings	22,730	2,610	(17,230)	(58,649)	1,509	(3,882)	(7,374)
Included in OCI			(124,689)	(48,835)	(86,234)	(187)
Purchases	—	—	—	—	—	—	5,890
Sales	(226)	—	—	—	—	—	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(258)	(22,008)	(2,176)	(79,199)	(1,490)	—
Transfers in/out of Level 3	—	—	9,799	—	775,124	—	—

Balance, September 30, 2008	$230,398	$2,306	$393,230	$169,515	$611,200	$2,397	$40,032

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$22,730	$2,352	$(141,919)	$(107,484)	$(84,725)	$(4,069)	$(1,601)

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three months and nine months ended September 30, 2009 and 2008.

	Level 3 Fair Value Measurements
	Three months ended September 30, 2009
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(26,479)	$3,207
Securities gains (losses)			$(2,284)	$(14,565)	$(1,734)
Interest and fee income			4,235	21	613	$(2,205)
Noninterest income							$(156)

Total	$(26,479)	$3,207	$1,951	$(14,544)	$(1,121)	$(2,205)	$(156)

	Level 3 Fair Value Measurements
	Three months ended September 30, 2008
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(9,207)	$357
Securities gains (losses)			$(17,923)	$(58,634)	$—	$3
Interest and fee income			233	(4)	536	(132)
Noninterest income							$5,915

Total	$(9,207)	$357	$(17,690)	$(58,638)	$536	$(129)	$5,915

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2009
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$3,733	$(668)
Securities gains (losses)			$(9,670)	$(29,452)	$(2,985)
Interest and fee income			13,613	91	1,966	$(908)
Noninterest income							$(87)

Total	$3,733	$(668)	$3,943	$(29,361)	$(1,019)	$(908)	$(87)

	Level 3 Fair Value Measurements
	Nine months ended September 30, 2008
	Mortgage		Investment Securities
	Servicing	Derivative	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Instruments	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$22,730	$2,610
Securities gains (losses)			$(17,923)	$(58,634)	$—	$(3,093)
Interest and fee income			693	(15)	1,509	(789)
Noninterest income							$(7,374)

Total	$22,730	$2,610	$(17,230)	$(58,649)	$1,509	$(3,882)	$(7,374)

Assets and Liabilities measured at fair value on a nonrecurring basis
Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.
Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized. During the nine months of 2009 and 2008, Huntington identified $662.8 million, and $150.5 million, respectively, of impaired loans for which the fair value is recorded based upon collateral value, a Level 3 input in the valuation hierarchy. For the nine months ended September 30, 2009 and 2008, nonrecurring fair value losses of $268.2 million and $68.5 million, respectively, were recorded within the provision for credit losses.
Other real estate owned properties are valued based on appraisals and third party price opinions, less estimated selling costs. During 2009, Huntington recorded $142.6 million of OREO assets at fair value. Losses of $75.4 were recorded within noninterest expense.
During 2009, new mortgage servicing assets were created and initially recorded at fair value of $31.5 million (See Note 6).
Also during the 2009 second quarter, goodwill related to the sale of a small payments-related business completed in July 2009,with a carrying amount of $8.4 million was written down to its implied fair value of $4.2 million.
Fair values of financial instruments
The carrying amounts and estimated fair values of Huntington’s financial instruments at September 30, 2009 and December 31, 2008 are presented in the following table:

	September 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$2,280,049	$2,280,049	$1,137,229	$1,137,229
Trading account securities	121,366	121,366	88,677	88,677
Loans held for sale	530,861	530,861	390,438	390,438
Investment securities	8,503,150	8,503,150	4,384,457	4,384,457
Net loans and direct financing leases	36,272,123	31,424,545	40,191,938	33,856,153
Derivatives	367,050	367,050	458,995	458,995

Financial Liabilities:
Deposits	(39,829,057)	(40,151,292)	(37,943,286)	(38,363,248)
Short-term borrowings	(852,076)	(832,849)	(1,309,157)	(1,252,861)
Federal Home Loan Bank advances	(920,045)	(920,045)	(2,588,976)	(2,588,445)
Other long term debt	(2,434,858)	(2,391,241)	(2,331,632)	(1,979,441)
Subordinated notes	(1,674,054)	(1,224,506)	(1,950,097)	(1,287,150)
Derivatives	(238,733)	(238,733)	(83,367)	(83,367)
The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC 820

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.
The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:
Loans and Direct Financing Leases
Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.
Deposits
Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.
Debt
Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.
Note 14 — Benefit Plans
Huntington sponsors the Retirement Plan, a non-contributory defined benefit pension plan covering substantially all employees. The Retirement Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.
In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. Employees retiring on or after January 1, 1993, pay the full cost of health care coverage, offset by a length of service-based employer subsidy, limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
As disclosed in Note 2, beginning January 1, 2010, there will be changes to the way the future early and normal retirement benefit is calculated under the Retirement Plan. While these changes will not affect the benefit earned under the Retirement Plan through December 31, 2009, there will be a reduction in future benefits.
On January 1, 2008, Huntington transitioned to fiscal year-end measurement date of plan assets and benefit obligations. As a result, Huntington recognized a charge to beginning retained earnings of $4.2 million, representing the net periodic benefit costs for the last three months of 2008, and a charge to the opening balance of accumulated other comprehensive loss of $3.8 million, representing the change in fair value of plan assets and benefit obligations for the last three months of 2008 (net of amortization included in net periodic benefit cost).

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Service cost	$6,155	$5,954	$465	$420
Interest cost	7,056	6,761	896	903
Expected return on plan assets	(10,551)	(9,786)	—	—
Amortization of transition asset	2	1	276	276
Amortization of prior service cost	121	78	95	95
Settlements	1,725	450	—	—
Recognized net actuarial loss (gain)	1,872	1,038	(231)	(274)

Benefit expense	$6,380	$4,496	$1,501	$1,420

	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Service cost	$18,464	$17,862	$1,395	$1,259
Interest cost	21,167	20,283	2,687	2,709
Expected return on plan assets	(31,653)	(29,358)	—	—
Amortization of transition asset	4	3	828	828
Amortization of prior service cost	362	236	284	284
Settlements	5,175	1,350	—	—
Recognized net actuarial loss (gain)	5,620	3,114	(693)	(821)

Benefit expense	$19,139	$13,490	$4,501	$4,259

There is no required minimum contribution for 2009 to the Retirement Plan.
Huntington also sponsors other nonqualified retirement plans, the most significant being the Supplemental Executive Retirement Plan (SERP) and the Supplemental Retirement Income Plan (SRIP). The SERP provides certain current and former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $1.0 million and $0.9 million for the three-month periods ended September 30, 2009 and 2008, respectively. For the respective nine-month periods, the cost was $2.7 million and $2.5 million.
Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the plan. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. For the nine months ended September 30, 2009 and 2008, the cost of providing the plan was $3.1 million and $11.4 million.

Note 15 — Derivative Financial Instruments
A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counter party credit risk. At September 30, 2009, December 31, 2008, and September 30, 2008, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $50.4 million, $40.7 million, and $50.3 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
At September 30, 2009, Huntington pledged $239.8 million investment security and cash collateral to various counterparties, while various other counterparties pledged $143.4 million investment security and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide an additional $1.0 million in collateral.
Derivatives used in Asset and Liability Management Activities
The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at September 30, 2009, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$8,405,000	$8,405,000
Deposits	801,525	—	801,525
Subordinated notes	675,000	—	675,000
Other long-term debt	35,000	—	35,000

Total notional value at September 30, 2009	$1,511,525	$8,405,000	$9,916,525

The following table presents additional information about the interest rate swaps and caps used in Huntington’s Asset and Liability Management activities at September 30, 2009:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed — generic	$8,405,000	1.5	$93,308	2.24%	0.52%

Total asset conversion swaps	8,405,000	1.5	93,308	2.24	0.52
Liability conversion swaps
Receive fixed — generic	1,511,525	4.3	83,448	3.12	0.44

Total liability conversion swaps	1,511,525	4.3	83,448	3.12	0.44

Total swap portfolio	$9,916,525	1.9	$176,756	2.38%	0.50%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $48.1 million and $4.7 million for the three months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, the net amounts resulted in an increase to net interest income of $121.6 million and $6.8 million, respectively.

The following table presents the fair values at September 30, 2009, December 31, 2008, and September 30, 2008 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented without the impact of any net collateral arrangements.
Asset derivatives included in accrued income and other assets

	September 30,	December 31,	September 30,
(in thousands)	2009	2008	2008
Interest rate contracts designated as hedging instruments	$176,756	$230,601	$44,739
Interest rate contracts not designated as hedging instruments	320,769	436,131	149,097

Total contracts	$497,525	$666,732	$193,836

Liability derivatives included in accrued expenses and other liabilities

	September 30,	December 31,	September 30,
(in thousands)	2009	2008	2008
Interest rate contracts designated as hedging instruments	$—	$—	$12,719

Interest rate contracts not designated as hedging instruments	268,212	377,249	74,540

Total contracts	$268,212	$377,249	$87,259

Fair value hedges effectively convert deposits and subordinated and other long term debt from fixed rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.
The following table presents the increase or (decrease) to interest expense for the three months and nine months ending September 30, 2009 and 2008, for derivatives designated as fair value hedges:
Increase (decrease) to interest expense

Derivatives in fair
value hedging	Location of change in fair value recognized in earnings on	Three months ended		Nine months ended
relationships	derivative	September 30,		September 30,
(in thousands)		2009	2008	2009	2008
Interest Rate Contracts
Deposits	Interest expense — deposits	$(1,771)	$(511)	$(2,874)	$(2,050)
Subordinated notes	Interest expense — subordinated notes and other long term debt	(8,092)	(4,682)	(21,743)	(11,424)
Other long term debt	Interest expense — subordinated notes and other long term debt	(91)	576	745	3,242

Total		$(9,954)	$(4,617)	$(23,872)	$(10,232)

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, certain LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.
To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings.

The following table presents the gains and (losses) recognized in other comprehensive loss (OCL) and the location in the consolidated statements of income of gains and (losses) reclassified from OCL into earnings for the nine months ending September 30, 2009 and 2008 for derivatives designated as effective cash flow hedges:

				Amount of gain or
	Amount of gain or			(loss) reclassified
Derivatives in cash	(loss) recognized in			from accumulated
flow hedging	OCL on derivatives		Location of gain or (loss) reclassified from accumulated	OCL into earnings
relationships	(effective portion)		OCL into earnings (effective portion)	(effective portion)
(in thousands)	2009	2008		2009	2008
Interest rate contracts
Loans	$(977)	$(6,551)	Interest and fee income — loans and leases	$1,168	$(6,431)
FHLB Advances	1,338	(820)	Interest expense — FHLB Advances	5,374	(3,020)
Deposits	326	2,122	Interest expense — deposits	4,153	(5,866)
Subordinated notes	101	—	Interest expense — subordinated notes and other long term debt	(2,179)	(3,740)
Other long term debt	—	96	Interest expense — subordinated notes and other long term debt	(378)	(718)

Total	$788	$(5,153)		$8,138	$(19,775)

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as fair value and cash flow hedges for the three months and nine months ending September 30, 2009 and 2008.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Derivatives in fair value hedging relationships Interest rate contracts
Loans	$8,158	$9	$8,192	$(30)
Derivatives in cash flow hedging relationships Interest rate contracts
Deposits	14,688	3	16,331	157
Derivatives Used in Trading Activities
Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.
The net fair values of these derivative financial instruments, for which the gross amounts are included in other assets or other liabilities, were $49.7 million, $41.9 million, and $56.9 million at September 30, 2009, December 31, 2008, and September 30, 2008. Changes in fair value of $2.2 million and $8.6 million for the three months ended September 30, 2009 and 2008 and $3.5 million and $23.5 million for the nine months ended September 30, 2009 and 2008, respectively, were reflected in other noninterest income. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $9.7 billion, $10.9 billion, and $10.7 billion at September 30, 2009, December 31, 2008, and September 30, 2008, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $320.8 million, $429.9 million, and $153.9 million at the same dates, respectively.

Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at September 30, 2009, December 31, 2008, and September 30, 2008, was $4.7 billion, $2.2 billion, and $3.1 billion, respectively. The total notional amount at September 30, 2009 corresponds to trading assets with a fair value of $19.0 million and trading liabilities with a fair value of $0.1 million. The gains and (losses) related to derivative instruments included in mortgage banking income for the three months ended September 30, 2009 and 2008 were $15.7 million and ($3.3) million, respectively and for the nine months ended September 30, 2009 and 2008 were ($28.0) million and ($40.2) million, respectively. Total MSR hedging gains and (losses) for the three months ended September 30, 2009 and 2008, were $16.1 million and $12.2 million, respectively, and for the nine months ended September 30, 2009 and 2008 were ($24.7) million and ($28.4) million and were also included in mortgage banking income.
In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.2 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.2 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.
In connection with the sale of Huntington’s remaining class B Visa shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of class B shares resulting from the Visa litigation. At September 30, the fair value of the swap liability of $3.9 million is an estimate of the exposure liability based upon probability-weighted potential Visa litigation losses.
Note 16 —Variable Interest Entities
Consolidated Variable Interest Entities
Consolidated variable interest entities at September 30, 2009 consist of Franklin 2009 Trust (See Note 4) and loan securitizations. Loan securitizations include auto loan and lease securitization trusts formed in 2008, 2006, and 2000. Huntington has determined that the trusts are not qualified special purpose entities and, therefore, are variable interest entities (VIEs) based upon equity guidelines established in ASC 810. Huntington owns 100% of the trusts and is the primary beneficiary of the VIEs, therefore, the trusts are consolidated. The carrying amount and classification of the trusts’ assets and liabilities included in the consolidated balance sheet are as follows:

	September 30, 2009
(in thousands)	Franklin 2009 Trust	2008 Trust	2006 Trust	2000 Trust	Total
Assets
Cash	$—	$26,730	$290,189	$31,456	$348,375
Loans and leases	465,172	601,723	1,162,343	43,721	2,272,959
Allowance for loan and lease losses	—	(10,572)	(20,627)	(768)	(31,967)

Net loans and leases	465,172	591,151	1,141,716	42,953	2,240,992
Accrued income and other assets	35,615	3,616	6,049	174	45,454

Total assets	$500,787	$621,497	$1,437,954	$74,583	$2,634,821

Liabilities
Other long-term debt	$82,309	$456,526	$1,057,398	$—	$1,596,233
Accrued interest and other liabilities	17,461	819	12,086	—	30,366

Total liabilities	$99,770	$457,345	$1,069,484	$—	$1,626,599

The auto loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Trust Preferred Securities
Huntington has certain wholly-owned trusts are not consolidated. The trusts have been formed for the sole purpose of issuing trust preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s condensed consolidated balance sheet as subordinated notes. The trust securities are the obligations of the trusts and are not consolidated within Huntington’s balance sheet. A list of trust preferred securities outstanding at September 30, 2009 follows:

	Principal amount of	Investment in
	subordinated note/	unconsolidated
(in thousands)	debenture issued to trust(1)	subsidiary
Huntington Capital I	$138,816	$6,186
Huntington Capital II	60,093	3,093
Huntington Capital III	114,039	10
BancFirst Ohio Trust Preferred	23,311	619
Sky Financial Capital Trust I	65,206	1,856
Sky Financial Capital Trust II	30,929	929
Sky Financial Capital Trust III	77,891	2,320
Sky Financial Capital Trust IV	77,892	2,320
Prospect Trust I	6,186	186

Total	$594,363	$17,519

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
Huntington’s investment in the unconsolidated trusts represents the only risk of loss.
During the second quarter of 2009, Huntington redeemed a portion of the junior subordinated debt associated with the outstanding trust preferred securities of Huntington Capital I, Huntington Capital II, and Huntington Capital III, for an aggregate of $96.2 million, resulting in a net pre tax gain of $67.4 million. This was reflected as a debt extinguishment in the condensed consolidated financial statements.
Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.
Low Income Housing Tax Credit Partnerships
Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings and to assist us in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.
Huntington does not own a majority of the limited partnership interests in these entities and is not the primary beneficiary. Huntington uses the equity method to account for the majority of its investments in these entities. These investments are included in accrued income and other assets. At September 30, 2009, we have commitments of $274.2 million of which $187.6 million are funded. The unfunded portion is included in accrued expenses and other liabilities.

Note 17 — Commitments and Contingent Liabilities
Commitments to extend credit
In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at September 30, 2009, December 31, 2008, and September 30, 2008, were as follows:

	September 30,	December 31,	September 30,
(in millions)	2009	2008	2008
Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,055	$6,494	$6,640
Consumer	4,964	4,964	4,928
Commercial real estate	1,177	1,951	2,007
Standby letters of credit	624	1,272	1,577
Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $3.0 million, $4.5 million, and $4.7 million at September 30, 2009, December 31, 2008, and September 30, 2008, respectively.
Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At September 30, 2009, Huntington had $0.6 billion of standby letters of credit outstanding, of which 54% were collateralized. Included in this $0.6 billion total are letters of credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company (HIC), the Company’s broker-dealer subsidiary. As a result of a change in credit ratings and pursuant to the letters of credit issued by the Bank, the Bank repurchased substantially all of these securities, net of payments and maturities, during the first nine months of 2009.
Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with standby letters of credit. Under this risk rating system as of September 30, 2009, approximately $105.7 million of the standby letters of credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage, approximately $471.3 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $47.3 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.
Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.
Commitments to sell loans
Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as held for sale. At September 30, 2009, December 31, 2008, and September 30, 2008, Huntington had commitments to sell residential real estate loans of $729.5 million, $759.4 million, and $485.6 million, respectively. These contracts mature in less than one year.

Income Taxes
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city and foreign jurisdictions. Federal income tax audits have been completed through 2005. Various state and other jurisdictions remain open to examination for tax years 2000 and forward.
The Internal Revenue Service, State of Ohio and other state tax officials have proposed adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. It is possible that the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, we believe that the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.
Litigation
Between December 19, 2007 and February 1, 2008, two putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington and certain of its current or former officers and directors purportedly on behalf of purchasers of Huntington securities during the periods July 20, 2007 to November 16, 2007, or July 20, 2007 to January 10, 2008. On June 5, 2008, the two cases were consolidated into a single action. On August 22, 2008, a consolidated complaint was filed asserting a class period of July 19, 2007 through November 16, 2007, alleging that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning Huntington’s financial results, prospects, and condition, relating, in particular, to its transactions with Franklin. A motion to dismiss was filed on October 21, 2008, and currently is pending. At this stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
Three putative derivative lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions. Huntington is named as a nominal defendant in each of these actions. The derivative action filed in the United States District Court for the Southern District of Ohio was dismissed with prejudice on September 23, 2009, and plaintiffs thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit. Motions to dismiss the other two actions were filed on March 10, 2008, and January 26, 2009, and currently are pending. At this stage of the lawsuits, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present. On May 14, 2008, the three cases were consolidated into a single action. On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present, alleging breaches of fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to Huntington stock being offered as an investment alternative for participants in the Plan and seeking money damages and equitable relief. On February 9, 2009, the court entered an order dismissing with prejudice the consolidated lawsuit in its entirety, and plaintiffs thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit. Because the case is currently being appealed, it is not possible for management to assess the probability of an eventual material adverse outcome, or reasonably estimate the amount of any potential loss at this time.
On May 7, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington (as successor in interest to Sky Financial), and certain of Sky Financial’s former officers on behalf of all persons who purchased or acquired Sky Financial common stock in connection with and as a result of Sky Financial’s October 2006 acquisition of Waterfield Mortgage Company. The complaint alleged that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 in connection with the issuance of allegedly false and misleading registration and proxy statements leading up to the Waterfield acquisition and their disclosures about the nature and extent of Sky Financial’s lending relationship with Franklin. On May 1, 2009, Plaintiff filed a stipulation dismissing the lawsuit with prejudice. The dismissal entry was approved by the Court on May 5, 2009, and the case is now terminated.
Note 18 — Parent Company Financial Statements
The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	September 30,	December 31,	September 30,
(in thousands)	2009	2008	2008
ASSETS
Cash and cash equivalents (1)	$1,780,345	$1,122,056	$279,688
Due from The Huntington National Bank	540,741	532,746	30,741
Due from non-bank subsidiaries	280,338	338,675	324,216
Investment in The Huntington National Bank	3,157,018	5,274,261	5,552,026
Investment in non-bank subsidiaries	859,202	854,575	1,141,774
Accrued interest receivable and other assets	194,654	146,167	179,153

Total assets	$6,812,298	$8,268,480	$7,507,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$1,290	$1,852	$1,693
Long-term borrowings	637,434	803,699	803,699
Dividends payable, accrued expenses, and other liabilities	498,468	234,023	326,446

Total liabilities	1,137,192	1,039,574	1,131,838

Shareholders’ equity (2)	5,675,106	7,228,906	6,375,760

Total liabilities and shareholders’ equity	$6,812,298	$8,268,480	$7,507,598

(1)	Includes restricted cash of $125,000 at September 30, 2009 and December 31, 2008.

(2)	See page 101 for Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three months ended		Nine months ended
Statements of Income	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Income
Dividends from
The Huntington National Bank	$—	$142,254	$—	$142,254
Non-bank subsidiaries	15,450	—	24,700	16,845
Interest from
The Huntington National Bank	11,841	4,094	34,828	14,525
Non-bank subsidiaries	3,581	3,434	11,872	10,366
Other	435	21,795	68,004	22,393

Total income	31,307	171,577	139,404	206,383

Expense
Personnel costs	11,120	5,903	13,835	16,892
Interest on borrowings	5,838	10,353	23,755	33,594
Other	8,621	6,721	21,148	14,768

Total expense	25,579	22,977	58,738	65,254

Income before income taxes and equity in undistributed net income of subsidiaries	5,728	148,600	80,666	141,129
Income taxes	(2,072)	(3,196)	17,130	(16,386)

Income before equity in undistributed net income of subsidiaries	7,800	151,796	63,536	157,515
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(168,462)	(92,516)	(2,761,828)	140,404
Non-bank subsidiaries	(5,528)	15,783	(26,200)	5,564

Net (loss) income	$(166,190)	$75,063	$(2,724,492)	$303,483

	Nine months ended
Statements of Cash Flows	September 30,
(in thousands)	2009	2008
Operating activities
Net (loss) income	$(2,724,492)	$303,483
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in undistributed net income of subsidiaries	2,788,028	(145,968)
Depreciation and amortization	3,204	1,780
Change in other, net	(91,326)	35,312

Net cash (used in) provided by operating activities	(24,586)	194,607

Investing activities
Repayments from subsidiaries	369,861	734,656
Advances to subsidiaries	(591,640)	(1,010,732)

Net cash used in investing activities	(221,779)	(276,076)

Financing activities
Payment of borrowings	(99,418)	(98,470)
Dividends paid on preferred stock	(82,084)	(11,151)
Dividends paid on common stock	(49,349)	(231,976)
Proceeds from issuance of preferred stock	—	550,134
Proceeds from issuance of common stock	1,135,662	—
Other, net	(157)	(869)

Net cash provided by financing activities	904,654	207,668

Change in cash and cash equivalents	658,289	126,199
Cash and cash equivalents at beginning of period	1,122,056	153,489

Cash and cash equivalents at end of period	$1,780,345	$279,688

Supplemental disclosure:
Interest paid	$23,755	$33,594
Dividends in-kind received from The Huntington National Bank	—	124,689

Note 19 — Segment Reporting
In the second quarter of 2009, Huntington reorganized its Regional Banking segment to reflect how its assets and operations are now managed. The Regional Banking line of business, which through March 31, 2009, had been managed geographically, is now managed on a product segment approach. The five distinct segments are: Retail and Business Banking, Commercial Banking, Commercial Real Estate, Auto Finance and Dealer Services (AFDS), and the Private Financial Group (PFG). A sixth group includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. All periods have been reclassified to conform to the current period presentation.
Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
Retail and Business Banking: This segment provides traditional banking products and services to consumer and small business customers located in its 11 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and almost 1,400 ATMs, along with internet and telephone banking channels. It also provides certain services on a limited basis outside of these six states, including mortgage banking and small business administration (SBA) lending. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At September 30, 2009, Retail and Business Banking accounted for 41% and 72% of consolidated loans and leases and deposits, respectively.
Commercial Banking: This segment provides a variety of banking products and services to customers within the Company’s primary banking markets who generally have larger credit exposures and sales revenues compared with its Retail and Business Banking customers. Commercial Banking products include commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities. The Commercial Banking team also serves customers that specialize in equipment leasing, as well as serves the commercial banking needs of government entities, not-for-profit organizations, and large corporations. Commercial bankers personally deliver these products and services by developing leads through community involvement, referrals from other professionals, and targeted prospect calling.
Commercial Real Estate: This segment serves professional real estate developers or other customers with real estate project financing needs within the Company’s primary banking markets. Commercial Real Estate products and services include CRE loans, cash management, interest rate protection products, and capital market alternatives. Commercial real estate bankers personally deliver these products and services by: (a) relationships with developers in the Company’s footprint who are recognized as the most experienced, well-managed, and well-capitalized, and are capable of operating in all phases of the real estate cycle (“top-tier developers”), (b) leads through community involvement, and (c) referrals from other professionals.

Auto Finance and Dealer Services (AFDS): This segment provides a variety of banking products and services to more than 2,000 automotive dealerships within the Company’s primary banking markets. During the first quarter of 2009, AFDS discontinued lending activities in Arizona, Florida, Tennessee, Texas, and Virginia. Also, all lease origination activities were discontinued during the 2008 fourth quarter. AFDS finances the purchase of automobiles by customers at the automotive dealerships; finances dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealership; finances dealership working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.
Private Financial Group (PFG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue results from the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services including credit and lending activities. PFG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, and interest rate risk management products. To serve high net worth customers, we use a unique distribution model that employs a single, unified sales force to deliver products and services mainly through Retail and Business Banking distribution channels.
In addition to the Company’s five business segments, the Treasury / Other group includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the five business segments. Assets in this group include investment securities and bank owned life insurance. Net interest income/(expense) includes the net impact of administering the Company’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to business segments. This group also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

Listed below are certain financial results by business segment. For the three months and nine months ended September 30, 2009 and 2008, operating earnings were the same as reported earnings.

	Three Months Ended September 30,
	Retail &			Former
Income Statements	Business		Commercial	Regional			Treasury/	Huntington
(in thousands )	Banking	Commercial	Real Estate	Banking	AFDS	PFG	Other	Consolidated
2009
Net interest income	$252,083	$79,004	$46,601	$377,688	$33,708	$27,724	$(76,301)	$362,819
Provision for credit losses	(123,396)	(98,624)	(231,402)	(453,422)	(11,259)	(9,903)	(552)	(475,136)
Non interest income	131,793	23,234	(783)	154,244	17,243	59,337	25,228	256,052
Non interest expense	(203,709)	(37,132)	(7,968)	(248,809)	(24,930)	(59,576)	(67,782)	(401,097)
Income taxes	(19,870)	11,731	67,743	59,604	(5,167)	(6,154)	42,889	91,172

Operating / reported net income	$36,901	$(21,787)	$(125,809)	$(110,695)	$9,595	$11,428	$(76,518)	$(166,190)

2008
Net interest income	$241,783	$77,711	$44,111	$363,605	$37,504	$20,280	$(32,753)	$388,636
Provision for credit losses	(53,536)	(10,941)	(36,918)	(101,395)	(21,866)	(2,131)	—	(125,392)
Non interest income	113,040	23,368	5,213	141,621	15,660	68,241	(57,665)	167,857
Non interest expense	(190,593)	(38,739)	(6,905)	(236,237)	(28,853)	(60,556)	(13,350)	(338,996)
Income taxes	(38,743)	(17,990)	(1,925)	(58,658)	(856)	(9,042)	51,514	(17,042)

Operating / reported net income	$71,951	$33,409	$3,576	$108,936	$1,589	$16,792	$(52,254)	$75,063

	Nine Months Ended September 30,
	Retail &			Former
Income Statements	Business		Commercial	Regional			Treasury/	Huntington
(in thousands of dollars)	Banking	Commercial	Real Estate	Banking	AFDS	PFG	Other	Consolidated

2009
Net interest income	$762,765	$232,729	$136,727	$1,132,221	$104,861	$76,097	$(262,956)	$1,050,223
Provision for credit losses	(342,472)	(257,405)	(494,334)	(1,094,211)	(68,364)	(29,299)	11,194	(1,180,680)
Non-Interest income	385,791	68,083	321	454,195	44,308	184,835	77,761	761,099
Non-Interest expense, excluding goodwill impairment	(610,136)	(107,715)	(20,658)	(738,509)	(80,676)	(178,877)	(105,842)	(1,103,904)
Goodwill impairment	—	—	—	(2,573,818) (1)	—	(28,895)	(4,231)	(2,606,944)
Income taxes	(68,582)	22,508	132,280	86,206	(45)	(8,351)	277,904	355,714

Operating / reported net income	$127,366	$(41,800)	$(245,664)	$(2,733,916)	$84	$15,510	$(6,170)	$(2,724,492)

2008
Net interest income	$719,492	$237,427	$130,479	$1,087,398	$112,392	$59,685	$(104,149)	$1,155,326
Provision for credit losses	(147,227)	(36,342)	(97,829)	(281,398)	(46,283)	(7,174)	—	(334,855)
Non-Interest income	317,102	72,304	13,478	402,884	43,136	199,989	(5,971)	640,038
Non-Interest expense	(590,538)	(118,356)	(21,083)	(729,977)	(84,723)	(187,180)	(85,397)	(1,087,277)
Income taxes	(104,590)	(54,262)	(8,766)	(167,618)	(8,583)	(22,862)	129,316	(69,747)

Operating / reported net income	$194,239	$100,771	$16,279	$311,289	$15,939	$42,458	$(66,201)	$303,485

(1)	Represents the 2009 first quarter goodwill impairment charge associated with the former Regional Banking segment.
The allocation of this amount to the new business segments was not practical.

	Assets at			Deposits at
	September 30,	December 31,	September 30,	September 30,	December 31,	September 30,
(in millions)	2009	2008	2008	2009	2008	2008
Retail & Business Banking	$17,604	$18,230	$18,357	$28,120	$27,314	$26,626
Commercial Banking	8,281	8,883	8,756	6,241	5,180	5,946
Commercial Real Estate	6,621	7,116	6,961	454	433	494
AFDS	4,942	6,376	6,327	96	68	68
PFG	3,403	3,242	3,019	2,954	1,777	1,584
Treasury / Other	11,662	7,618	8,351	1,964	3,171	2,851
Unallocated goodwill (1)	—	2,888	2,890	—	—	—

Total	$52,513	$54,353	$54,661	$39,829	$37,943	$37,569

(1)	Represents the balance of goodwill associated with the former Regional Banking business segment.
The allocation of these amounts to the new business segments is not practical.